--------------------------------------------------------------------------------
Prospectus Supplement
To Prospectus Supplement Dated June 26, 2001
To Prospectus Dated November 28, 2000


                                3,000,000 SHARES

                                    XOMA Ltd.

                                  Common Shares

--------------------------------------------------------------------------------


o This prospectus supplement supplements the accompanying prospectus supplement and prospectus by adding the following disclosure to the section of the accompanying prospectus supplement entitled "UNDERWRITING":

         "The maximum commission or discount to be received by any NASD member or independent broker-dealer will in no event be greater than 8% for the sale of any of the securities."


     This investment involves a high degree of risk. Consider carefully the risk factors beginning on page S-3 of the accompanying prospectus supplement and on page 3 of the accompanying prospectus before you invest.


     Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


     U.S. Bancorp Piper Jaffray                   CIBC World Markets

       Adams, Harkness & Hill               Arnhold & S. Bleichroeder, Inc.


            The date of this prospectus supplement is June 29, 2001.